[Buchanan Ingersoll & Rooney Letterhead]
                    , 2006
Brookshire™ Raw Materials (U.S.) Trust
c/o Brookshire™ Raw Materials Management, LLC
Dufferin Liberty Centre
219 Dufferin Street, Suite 300A
Toronto, Ontario M6K 1Y9 Canada

Re	Brookshire™ Raw Materials (U.S.) Trust Form S-1 Registration Statement Tax Opinion
Ladies and Gentlemen:
     We have acted as your counsel in connection with the preparation of the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed on or about                     , 2006, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to Units of The Brookshire™ Raw Materials (U.S.) Trust, which was formed as a Delaware statutory trust on August 16, 2006 (the “Trust”).
     We have reviewed: (i) the Amended and Restated Declaration of Trust and Trust Agreement dated as of September ___, 2006, by and among Brookshire™ Raw Materials Management, LLC, a Delaware limited liability company (the “Managing Owner”), CSC Trust Company of Delaware, and the Unit Holders from time to time thereunder (the “Trust Agreement”); (ii) the Registration Statement and the Prospectus constituting part of the Registration Statement (the “Prospectus”); (iii) the exhibits to the Registration Statement; and (iv) such other data and documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In addition, we have reviewed such questions of law as we have considered necessary and appropriate. In rendering these opinions, we have relied upon, without independent investigation or verification, the representations set forth in the Certificate of even date herewith delivered to us by the Managing Owner of the Trust (the “Certificate”), and the facts and information set forth in the documents referred to above. Capitalized terms used herein and not otherwise defined are as defined in the Prospectus.
     Our opinions with respect to federal income tax matters are based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), currently applicable Treasury Department regulations issued thereunder, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures and judicial decisions. All of the foregoing authorities are subject to change, which may be retroactive, and to possibly differing interpretations. Any change in these authorities may affect the opinions rendered herein.
     An opinion of counsel is predicated on all the facts, conditions and assumptions set forth in the opinion and in any ancillary documentation related thereto (such as the Certificate), and is based upon counsel’s analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.
     Based upon the foregoing, we hereby confirm our opinion expressed under the caption “Federal Income Tax Consequences” in the Prospectus that each Fund will be treated as a partnership (or, less likely, that the Trust will be treated as a single partnership) for federal income tax purposes and, based upon the representations of the Managing Owner contained in the Certificate and assuming that at least 90% of the gross income of each Fund will constitute “qualifying income” within the meaning of Section 7704(d) of the Code, neither the Trust nor any Fund will be a publicly traded partnership treated as a corporation.
     In addition, based upon the foregoing, we hereby confirm that the discussion set forth under the caption “Federal Income Tax Consequences” in the Prospectus constitutes our opinion and correctly summarizes the material federal income tax consequences as of the date of the Prospectus to an individual who is a United States citizen or tax resident of the purchase, ownership and disposition of Units in the Trust.

     We express no opinion regarding any matter other than the federal income tax matters explicitly addressed herein.
     We hereby consent to the filing of this opinion as an Exhibit to the Amendment and all references to our firm included in or made a part of the Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Buchanan Ingersoll & Rooney PC